                                                Filed Pursuant To Rule 424(b)(3)
                                            Registration Statement No. 033-61601





                  PRICING SUPPLEMENT, DATED SEPTEMBER 16, 1998
                  TO PROSPECTUS SUPPLEMENT DATED MAY 23, 1997
                        TO PROSPECTUS DATED MAY 22, 1997



                                 POPULAR, INC.
                          MEDIUM-TERM NOTES, SERIES 3
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE


PRINCIPAL AMOUNT.................................... $115,000,000

ORIGINAL ISSUE DATE................................. September 21, 1998

MATURITY DATE....................................... September 15, 2003

GLOBAL SECURITY..................................... Yes

INTEREST RATE PER ANNUM............................. 6.375%

INTEREST RATE BASIS................................. Fixed

INTEREST PAYMENT DATES.............................. March 15 and September 15
                                                     of each year and at
                                                     Maturity, commencing on
                                                     March 15, 1999.

CUSIP NUMBER........................................ 73317PAC3


                           Price to     Underwriting      Proceeds
                           Public(1)     Discount(2)   to Company(1)(3)
                           ---------    ------------   ----------------
Per Note................     99.527%        .5%            99.027%
Total...................  $114,456,050    $575,000       $113,881,050

-----------

(1) Plus accrued interest from September 21, 1998 if any.
(2) The Company has agreed to Indemnify the Underwriters against certain liabilities, including under the Securities Act of 1993.
(3) Before deducting other expenses payable by the Company estimated to be $100,000.

                             ----------------------

The Notes offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, on or about September 21, 1998, against payment therefor in immediately available funds.

                             ----------------------

MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                                                            CREDIT SUISSE BOSTON
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                                USE OF PROCEEDS

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for general corporate purposes, including investments in/or extensions of credit to its existing and future subsidiaries, for the acquisition of other banking and financial institutions and repayment of outstanding borrowings.


                                  UNDERWRITING

Subject to the terms and conditions set forth in a terms agreement (the "Terms Agreement") among Popular, Inc., (the "Company") Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, and Chase Securities Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.


UNDERWRITER                                                      PRINCIPAL AMOUNT
-----------                                                      ----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............   $ 59,800,000
Chase Securities Inc. ..........................................     27,600,000
Credit Suisse First Boston Corporation..........................     27,600,000
                                                                   ------------
    Total.......................................................   $115,000,000
                                                                   ============


The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .30% of the principal amount of the Notes. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engage in transactions with, and/or perform services for, the Company and its subsidiaries, in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactions with the Company and its subsidiaries. Merrill Lynch & Co. and Credit Suisse First Boston have performed investment banking services for the Company in the last five years and have received fees in connection therewith. Chase Securities Inc. was named selling agent effective May 22, 1997 in connection with the Company's Medium-Term Notes, Series 3.